Exhibit 99.1

Aytu BioScience Announces Closing of $12,000,000 Public Offering

ENGLEWOOD, Colo., March 6, 2018 – Aytu BioScience, Inc. (NASDAQ: AYTU) (the “Company”), a specialty life sciences company focused on global commercialization of novel products in the field of urology, today announced the closing of its previously announced underwritten public offering for total gross proceeds of $12,000,000, before deducting underwriting discounts, commissions and other offering expenses payable by the Company.

The securities offered by the Company consist of (i) Class A Units consisting of an aggregate of 19,520,000 shares of our Common Stock and Warrants to purchase an aggregate of 19,520,000 shares of Common Stock, at a public offering price of $0.45 per Class A Unit, and (ii) Class B Units consisting of 3,216 shares of our Series B Convertible Preferred Stock, with a stated value of $1,000, and convertible into an aggregate of 7,146,667 shares of Common Stock, and Warrants to purchase an aggregate of 7,146,667 shares of Common Stock, at a public offering price of $1,000 per Class B Unit. The Warrants have an exercise price of $0.54, will be exercisable upon issuance and will expire five years from the date of issuance. The Company has granted the underwriters a 45-day option to purchase an additional 4,000,000 shares of Common Stock and/or Warrants to purchase an additional 4,000,000 shares of Common Stock. In connection with the closing of this offering, the underwriters have partially exercised their over-allotment option and purchased an additional 4,000,000 warrants. The underwriters have retained the right to exercise the balance of their over-allotment option within the 45-day time period.

The Company intends to use the net proceeds from the offering for sales and marketing expenses to further advance the commercialization of Natesto®, and for working capital and general corporate purposes.

Joseph Gunnar & Co., LLC acted as sole book-running manager for the offering and Fordham Financial Management, Inc. acted as lead manager for the offering.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on March 1, 2018. A final prospectus relating to this offering has been filed with the SEC on March 2, 2018. The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained by contacting Joseph Gunnar & Co., LLC, Prospectus Department, 30 Broad Street, 11th Floor, New York, NY 10004, telephone 212-440-9600, email: prospectus@jgunnar.com. Investors may also obtain these documents at no cost by visiting the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty life sciences company focused on global commercialization of novel products in the field of urology, with a focus on products addressing vitality, sexual wellness, and reproductive health. The Company currently markets two prescription products in the U.S.: Natesto®, the first and only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T") and ProstaScint® (capromab pendetide), the only FDA-approved imaging agent specific to prostate specific membrane antigen (PSMA) for prostate cancer detection and staging. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS® is commercialized outside the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within growing markets.

For more information visit www.aytubio.com. Aytu also now wholly-owns its subsidiary Aytu Women's Health (formerly Nuelle, Inc.), a personal health and wellness company focused on women's sexual wellbeing and intimacy. Aytu Women's Health markets Fiera, a personal care product for women that is scientifically proven to enhance physical arousal and sexual desire. Fiera is a consumer product and is not intended to treat, mitigate, or cure any disease or medical condition. For more information about the Fiera personal care product visit www.fiera.com.

Cautionary Statement Regarding Forward Looking Statements

Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. These statements include but are not limited to statements regarding the intended terms of the offering, closing of the offering and use of any proceeds from the offering. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "target", "intend" and "expect" and similar expressions, as they relate to Aytu BioScience, Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

For more information:

James Carbonara

Hayden IR

(646)-755-7412

james@haydenir.com